Exhibit 10.5
AMENDMENT TO ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
1999 STOCK INCENTIVE PLAN
          This AMENDMENT, dated as of the date set forth by the Secretary below (“Amendment Effective Date”) of the Alaska Communications Systems Group, Inc. (the “Company”) 1999 Stock Incentive Plan, as amended (the “Plan”), hereby amends the Plan as of the Amendment Effective Date.
RECITALS
     WHEREAS, the Company has previously adopted the Plan to attract, retain, and motivate officers, employees and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives directly linked to the profitability of the Company’s businesses and increases in the Company’s shareholder value; and
     WHEREAS, Article XII of the Plan provides that the Plan shall terminate on the tenth anniversary of the Effective Date of the Plan (which will be November 17, 1999); and
     WHEREAS, the Board of Directors has determined it to be in the best interests of the Company and its stockholders to, among other matters, extend the term of the Plan and allocate a specified number of shares that shall continue to be reserved for issuance under the Plan.
     In respect of the foregoing premises, among other matters, the Plan is amended hereby as set forth in the following articles of amendment.
AMENDMENT
     Section I. Capitalized terms used without definition in this amendment to the Plan shall have the meanings set forth in the Plan.
     Section II. The following sentence shall be appended to Article II, Subsection (40), “Restricted Stock.” “Any reference to an interest in Restricted Stock subject to this Plan may, instead, be referred to where appropriate as a “Restricted Stock Unit,” wherever such term may more accurately reflect the specific character of the Award.”
     Section III. A new subsection (39.5) shall be inserted into Article II, “Definitions” of the Plan after subsection (39) and before subsection (40) thereof, as follows: “‘Section 409A Excise Tax’ means the excise tax imposed on certain non-qualified deferred compensation under Section 409A of the Code.”
     Section IV. Article III, “Administration,” shall be replaced in its entirety with the following:
     The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two independent directors, and shall be appointed by and serve at the pleasure of the Board.
     The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals.
     Among other things, the Committee shall have the authority, subject to the terms of the Plan:
               (a) To select the Eligible Individuals to whom Awards may from time to time be granted;

               (b) To determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and other stock-based awards or any combination thereof are to be granted hereunder;
               (c) To determine the number of shares of Common Stock to be covered by each Award granted hereunder;
               (d) To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Article VI (1))), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Company or any Subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine; provided, however, in no event may the Committee grant any Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, or like award, that has an exercise price less than the Fair Market Value of the Common Stock on the grant date of the Award.
               (e) To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not (i) subject to the last paragraph of Section 3, reduce the exercise price or cancel and regrant a Stock Option theretofore granted or (ii) adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith;
               (f) To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and
               (g) To determine under what circumstances an Award may be settled in cash or Common Stock under Articles VI(9), VI(10), Articles VII(2), VII(3) and Article VIII(2)(d).
     The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.
     The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the applicable rules of a stock exchange or automated quotation system, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided, however, that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, to cease to qualify for, the Section 162(m) Exemption, or incur or become subject to the imposition of Section 409A Excise Tax. Any such allocation or delegation may be revoked by the Committee at any time.
     Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.
     Section V. The first two paragraphs of Article IV, “Common Stock Subject to the Plan” shall be replaced with the following:
     The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan shall be 6,774,232 (the “Reserve”). No participant may be granted Stock Options and Freestanding Stock Appreciation Rights covering in excess of 500,000 shares allocated under the Reserve in any calendar year. In no event may any participant may be granted more than 500,000 shares of Restricted Stock,

Restricted Stock Units, or Performance Units covering in excess of 500,000 shares of Common Stock subject to the Reserve (as most recently approved by the Company’s stockholders). Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.
     Any Common Stock subject to an Award under this Plan, the Pre-Merger Plan or the ALEC Plan that is terminated unexercised, forfeited or surrendered or that expires for any reason (including, but not limited to, Common Stock tendered to exercise outstanding Stock Options or shares tendered or withheld for taxes under any Award under this Plan) shall again be available for issuance under this Plan; provided, however, that the Common Stock related to any such terminated, unexercised, forfeited, surrendered or expired Award may only be used in respect of Awards of the same type (i.e., shares related to forfeited Stock Options may be used to grant new Stock Options, forfeited Restricted Stock or Restricted Stock Units may be used to grant new Restricted Stock or Restricted Stock Units, as the case may be; provided, however, any shares of Common Stock tendered to exercise outstanding Stock Options or shares tendered or withheld for taxes under any Award under this Plan shall be deemed to have value equal to the Fair Market Value of the Common Stock on the date of surrender that would have otherwise remained outstanding but for the Company’s acceptance or withholding of such tendered or withheld securities, respectively.
     Section VI. Article XI, Subsection (2), “Definition of Change in Control,” shall be replaced in its entirety with the following:
     For purposes of the Plan, a “Change in Control” shall mean:
     (a) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or
     (b) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     Section VII. Article XII, “Term, Amendment and Termination,” shall be replaced in its entirety with the following:
     The Plan will terminate on December 31, 2012. Awards outstanding under the Plan as of such date shall not be affected or impaired by the termination of the Plan.
     The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Unit Award or other stock-based Award theretofore granted without the optionee’s or recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules; provided, however, that stockholder approval shall be required for any amendment which (i) increases the maximum number of shares for which Stock Options may be granted under the Plan (subject, however, to the provisions of Section 3 hereof), (ii) reduces the exercise price at which Awards may be granted (subject, however, to the provisions of Section 3 hereof), (iii) extends the period during which Stock Options may be granted or exercised beyond the times originally prescribed, (iv) changes the persons eligible to participate in the Plan, or (v) materially increases the benefits accruing to participants under the Plan.
     Subject to the re-pricing restrictions in Article III(5)(a), the Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall be permitted that would cause an Award that is, or is intended to be, a Qualified Performance-Based Award to fail or cease to qualify for the Section 162(m) Exemption or cause the Award to incur Section 409A Excise Tax, nor shall any such amendment impair the rights of any holder without the holder’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange or automated quotation system rules or accounting rules.
     Subject to the above provisions, the Board shall have the authority to amend the Plan to take into account changes in law and in tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.
     Section VIII. Except as amended hereby, the Plan, as previously amended prior to the Amendment Effective Date, remains in full force and effect.

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